Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 21, 2021

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2021

Andover, MA, October 21, 2021 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter ended September 30, 2021. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the third quarter ended September 30, 2021 totaled $84.9 million, an 8.7% increase from $78.1 million for the corresponding period a year ago, but an 11.0% sequential decrease from $95.4 million in the second quarter of 2021.

Gross margin increased to $42.8 million for the third quarter of 2021, compared to $33.3 million for the corresponding period a year ago, but decreased sequentially from $49.9 million for the second quarter of 2021. Gross margin, as a percentage of revenue, increased to 50.4% for the third quarter of 2021, compared to 42.7% for the corresponding period a year ago, but decreased from 52.3% for the second quarter of 2021.

Net income for the third quarter was $13.3 million, or $0.29 per diluted share, compared to net income of $5.8 million or $0.13 per diluted share, for the corresponding period a year ago and net income of $19.4 million, or $0.43 per diluted share, for the second quarter of 2021.

Cash flow from operations totaled $10.1 million for the third quarter, compared to cash flow from operations of $11.6 million for the corresponding period a year ago, and cash flow from operations of $12.3 million in the second quarter of 2021. Capital expenditures for the third quarter totaled $15.2 million, compared to $8.1 million for the corresponding period a year ago and $6.5 million for the second quarter of 2021. The sum of cash, cash equivalents, and short-term investments as of September 30, 2021 remained basically unchanged at $229.0 million, compared to June 30, 2021.

Commenting on third quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Semiconductor component shortages and capacity constraints caused Q3 revenues to fall short of expectations with a negative impact on margins. Improved semiconductor component availability and increased capacity should support a significant step up in Q4 revenues”.

The Q3 book-to-bill ratio came in at 2.0 and Q3 ending backlog stood at $296 million, as compared with $140 million at the end of Q3, 2020. Advanced Products shipments in Q4 are expected to significantly exceed legacy bricks. Our factory expansion is on track to be completed in Q4 with production equipment coming on line starting in Q1 ’22.”

Dr. Vinciarelli concluded, “In Q3, we executed our first OEM License Agreement and received initial license purchase orders from a major OEM wishing to secure access to systems utilizing power modules covered by Vicor IP.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, October 21, 2021 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on October 21, 2021. Telephone participants who are unable to pre-register should dial 800-230-3019 at approximately 4:45 p.m. and use the Passcode 94629394. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 5, 2021. The replay dial-in number is 888-286-8010 and the Passcode is 33342563. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2020, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James F. Schmidt, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	(Unaudited)		(Unaudited)
	SEPT 30, 2021	SEPT 30, 2020	SEPT 30, 2021	SEPT 30, 2020
Net revenues	$84,911	$78,112	$269,083	$212,274
Cost of revenues	42,098	44,765	131,699	121,278

Gross margin	42,813	33,347	137,384	90,996
Operating expenses:
Selling, general and administrative	17,322	15,212	50,865	47,036
Research and development	13,519	12,032	39,818	38,197

Total operating expenses	30,841	27,244	90,683	85,233

Income from operations	11,972	6,103	46,701	5,763
Other income (expense), net	394	334	999	715

Income before income taxes	12,366	6,437	47,700	6,478
Less: (Benefit) provision for income taxes	(886)	651	(30)	(249)

Consolidated net income	13,252	5,786	47,730	6,727
Less: Net income (loss) attributable to noncontrolling interest	(7)	1	(15)	10

Net income attributable to Vicor Corporation	$13,259	$5,785	$47,745	$6,717

Net income per share attributable to Vicor Corporation:
Basic	$0.30	$0.13	$1.10	$0.16
Diluted	$0.29	$0.13	$1.06	$0.15
Shares outstanding:
Basic	43,710	43,164	43,573	41,814
Diluted	45,034	44,743	44,905	43,567

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30, 2021 (Unaudited)	DEC 31, 2020 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$178,663	$161,742
Short-term investments	50,217	50,166
Accounts receivable, net	51,080	40,999
Inventories, net	63,409	57,269
Other current assets	6,633	6,756

Total current assets	350,002	316,932
Long-term deferred tax assets	221	226
Long-term investment, net	2,598	2,517
Property, plant and equipment, net	104,446	74,843
Other assets	1,563	1,721

Total assets	$458,830	$396,239

Liabilities and Equity
Current liabilities:
Accounts payable	$18,346	$14,121
Accrued compensation and benefits	13,994	14,094
Accrued expenses	3,589	2,624
Sales allowances	1,661	597
Short-term lease liabilities	1,625	1,629
Income taxes payable	10	139
Short-term deferred revenue and customer prepayments	3,390	7,309

Total current liabilities	42,615	40,513
Long-term deferred revenue	493	733
Contingent consideration obligations	—	227
Long-term income taxes payable	564	643
Long-term lease liabilities	3,504	2,968

Total liabilities	47,176	45,084
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	342,569	328,943
Retained earnings	208,753	161,008
Accumulated other comprehensive loss	(1,040)	(204)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	411,355	350,820
Noncontrolling interest	299	335

Total equity	411,654	351,155

Total liabilities and equity	$458,830	$396,239